UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2010

Senomyx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50791	33-0843840
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4767 Nexus Centre Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 646-8300

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On October 22, 2010 Senomyx entered into an amendment of its Collaborative Research, Development, Commercialization and License Agreement with Firmenich SA (“Firmenich”) dated as of July 28, 2009, as previously amended on October 30, 2009 (the “Collaboration Agreement”).

Under the terms of this most recent amendment, the Collaboration Agreement has been expanded to include, among other things, commercial development of S6973, Senomyx’s novel enhancer of sucrose, for specific beverage applications.  Earlier in the year Firmenich, the world’s largest privately-owned fragrance and flavor company, made a decision to proceed with commercial development of S6973 for virtually all food product categories and in select powdered beverages.  The amendment of the Collaboration Agreement also provides Firmenich with an exclusive worldwide license for commercialization of S6973 for use in (i) instant and ready-to-drink milk, tea and coffee beverages, and (ii) over the counter pharmaceutical products. The amendment also converts Firmenich’s license for use of S6973 in powdered beverages from co-exclusive to exclusive and grants Firmenich an exclusive right to commercialize any compound that they select for development for use in confectionary food products.

In return, under the terms of the amendment Senomyx will receive an additional license fee, incremental milestone payments, and minimum annual royalties that could reach $3.5 million if all milestones are met.  In addition, the companies agreed upon a higher royalty rate for sales of S6973 for use in (i) instant and ready-to-drink milk, tea, and coffee beverages, and (ii) over the counter pharmaceutical products, compared to the royalty rate in the existing Collaboration Agreement for other licensed uses.

On October 25, 2010 Senomyx issued a press release relating to the execution of the amendment of the Collaboration Agreement. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1  Press Release dated October 25, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENOMYX, INC.

	By:	/S/ DAVID B. BERGER
David B. Berger Vice President, General Counsel and Corporate Secretary

Date: October 25, 2010

INDEX TO EXHIBITS

99.1         Press release of Senomyx, Inc. dated October 25, 2010.